Exhibit 99.1

For immediate release:	November 13, 2012	Contact:	Mark Rittenbaum
503-684-7000

Carl Icahn takes 10% position in Greenbrier’s common stock

Lake Oswego, OR, November 13, 2012 – The Greenbrier Companies, Inc. [NYSE:GBX] said today that Carl C. Icahn and Reporting Persons affiliated with him have acquired 9.99% of the outstanding Common Stock of Greenbrier. In a conversation yesterday, Mr. Icahn, who also owns a majority interest in American Railcar Industries, Inc. (“ARII”), contacted Greenbrier’s president and chief executive officer, Bill Furman, to notify him of the investment and spoke about past discussions and investments with Greenbrier. He suggested the parties have further discussions possibly relating to strategic opportunities. Mr. Icahn added he believes that Greenbrier shares are undervalued.

Greenbrier noted that no specific proposals or opportunities have been suggested, nor any specific times established for further conversations.

Bill Furman, president and chief executive officer, said, “Mr. Icahn is a respected investor, and we have had considerable interaction on several occasions in the past with him and ARII. We are joint venture partners with ARII in Ohio Castings. We also have worked together with ARII in the past to our mutual benefit, including purchasing over 2,000 railcars from them, and subcontracting the manufacture of railcars to them. We believe this purchase of Greenbrier shares validates our business model and strategic decisions. Among other things, our business plan has led to growth in our new railcar market share in North America to 24% of deliveries, double ARII’s market share. This is a result of decisions to expand our product offerings in covered hopper cars, tank cars, and other diversified railcar types, with additional capacity within our low cost manufacturing footprint. We agree that our stock is a very good value opportunity at present pricing. Greenbrier remains committed to enhancing shareholder value and to maintaining an open dialogue with its shareholders.”

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 219,000 railcars.